Page 1
Oppenheimer Municipal Bond Fund - DRAFT VERSION - FOR DISCUSSION PURPOSES ONLY Oppenheimer Municipal Fund - DRAFT DATE: 07/28/00 / DRAFT TIME: 10:11 AM July __, 2000



                    DRAFT VERSION - FOR DISCUSSION PURPOSES ONLY
DRAFT DATE:  07/28/00                              DRAFT TIME:  10:11 AM

I:\Shardata\EDGAR\2000\Linda\725-790Merger\TaxOpinion.rtf
VERSION DATE:  07/28/00                          VERSION TIME:  10:11 AM




July __, 2000


Oppenheimer Main Street Funds, Inc.
6803 South Tucson Way
Englewood, Colorado  80112

Oppenheimer California Municipal Fund
6803 South Tucson Way
Englewood, Colorado  80112

Ladies & Gentlemen:

REORGANIZATION OF OPPENHEIMER MAIN STREET CALIFORNIA MUNICIPAL FUND INTO OPPENHEIMER CALIFORNIA MUNICIPAL FUND -
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

You have requested the opinion of KPMG LLP ("KPMG") as to certain U.S. federal income tax consequences in connection with the Agreement and Plan of Reorganization, dated as of __________ __, 2000 (the "Plan"), by and between Oppenheimer Main Street Funds, Inc. ("Oppenheimer") for itself and on behalf of its series, Oppenheimer Main Street California Municipal Fund (the "Target
Fund"), and Oppenheimer California Municipal Fund (the "Acquiring Fund") pursuant to which: (i) Target Fund will transfer all of its assets to Acquiring Fund solely in exchange for voting shares of Acquiring Fund; (ii) Acquiring Fund will assume the identified liabilities of Target Fund as listed on Target Fund's Statement of Net Assets as of __________ __, 2000 (i.e., the "Closing Date" of this transaction); (iii) Target Fund will distribute to its shareholders all of the voting shares received from Acquiring Fund; and (iv) Target Fund will be liquidated (the aforementioned items (i), (ii), (iii), and (iv) hereinafter collectively referred to as the "Transaction"). Except as otherwise provided, all terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the Plan.

In  connection  with  the  rendering  of this  opinion  KPMG  has  reviewed  the
Registration Statement of Acquiring Fund on Form N-14 relating to the Transaction (the "Registration Statement") and the Plan. In addition, KPMG has reviewed and relied upon the representations made by Target Fund and Acquiring Fund in their respective Representation Letters, dated __________ __, 2000 (collectively, the "Representations").

FACTS AND ASSUMPTIONS

Target Fund is a series of a Maryland  corporation  which was organized on April
12, 2000 and commenced operations on May 18, 1990. Acquiring Fund is a Massachusetts business trust organized and commenced operations on July 25, 1988. Both Target Fund and Acquiring Fund have individually qualified and are expected to qualify as regulated investment companies ("RICs") within the meaning of Section 851 of the Internal Revenue Code of 1986, as amended (the "Code") for the current year and all prior years.

For what has been represented by management of Oppenheimer and Acquiring Fund to be valid business reasons, the following transaction is proposed:

1.    Target Fund will transfer all of its assets to Acquiring Fund solely in exchange for voting shares of Acquiring Fund and the assumption by Acquiring Fund of the liabilities of Target Fund; and

2. Target Fund will liquidate and distribute the voting shares of Acquiring Fund received in the exchange to its shareholders in exchange for their shares in Target Fund.

REPRESENTATIONS

The following representations have been made in connection with the Transaction:

(a) Each shareholder of Target Fund will receive in the Transaction solely voting shares of Acquiring Fund in exchange for shares of Target Fund.

(b) The fair market value of the voting shares of Acquiring Fund received by each shareholder of Target Fund will be equal to the fair market value of the shares of Target Fund exchanged therefor.

(c) Neither Acquiring Fund nor any person related to Acquiring Fund, as defined in Section 1.368-1(e)(3) of the Income Tax Regulations (the "Regulations"), has or will have (at the time of the Transaction) a plan or intention to acquire or redeem any of the Acquiring Fund shares issued in the Transaction either directly or through any transaction, agreement, or arrangement with any other person (other than redemptions made pursuant to Section 22(e) of the Investment Company Act of 1940, as amended (the "1940 Act")).

(d) During the five-year period ending at the time of the Transaction, neither Target Fund nor any person related to Target Fund (as defined in Section 1.368-1(e)(3) of the Regulations and without regard to Section 1.368-1(e)(3)(i)(A) of the Regulations) will have directly or through any transaction, agreement or arrangement with any other person, (1) acquired Target Fund shares with consideration other than solely voting shares of Acquiring Fund or Target Fund (other than redemptions made with shares of Target Fund pursuant to Section 22(e) of the 1940 Act, or (2) made distributions with respect to Target Fund shares (except for distributions made in the ordinary course of business by Target Fund pursuant to the 1940
     Act).

(e) During the five years prior to the Transaction, and in the Transaction, neither Acquiring Fund nor any person related to Acquiring Fund (as defined in Section 1.368-1(e)(3) of the Regulations) will have acquired, directly or through any transaction, agreement or arrangement with any other person, Target Fund shares with consideration other than voting shares of Acquiring Fund.

(f) Acquiring Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Target Fund immediately prior to the Transaction. For purposes of this representation, (1) amounts paid by Target Fund out of the assets of Target Fund to Target Fund shareholders in redemption of Target Fund shares (other than redemptions made pursuant to Section 22(e) of the 1940 Act), or as distributions with respect to Target Fund shares (except for distributions made in the ordinary course of business by Target Fund pursuant to the 1940 Act), and (2) amounts used by Target Fund to pay its Transaction expenses will be included as assets of Target Fund held immediately prior to the Transaction.

(g) Target Fund will distribute the voting shares of Acquiring Fund it receives in the Transaction in pursuance of the Plan.

(h) Acquiring Fund will have no plan or intention to sell or otherwise dispose of any of the assets of the Target Fund acquired in the Transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

(i) Acquiring Fund will assume all of Target Fund's liabilities identified on Target Fund's Statement of Net Assets as of the Closing Date, and such liabilities were or will have been incurred by Target Fund in the ordinary course of business. No other person related to Acquiring Fund will assume any Target Fund liability in the Transaction.

(j) The liabilities of Target Fund to be assumed by Acquiring Fund and the liabilities to which the transferred assets of the Target Fund will be subject will have been incurred by Target Fund in the ordinary course of its business and be associated with the assets transferred to Acquiring Fund.

(k) Following the Transaction, Acquiring Fund will continue the historical business of Target Fund or use a significant portion of the Target Fund's historical business assets in a business.

(l) Target Fund and Target Fund shareholders, respectively, will pay their own expenses that are solely and directly related to the Transaction, if any, incurred in connection with the Transaction whether or not the Transaction is consummated. Acquiring Fund will pay its expenses that are solely and directly related to the Transaction, if any, incurred in connection with the Transaction whether or not the Transaction is consummated. Neither Acquiring Fund nor Acquiring Fund shareholders will pay the expenses of Target Fund and/or of Target Fund shareholders. For purposes of this representation, the term "expenses that are solely and directly related to the Transaction" include, but are not limited to legal and accounting expenses, appraisal fees, administrative costs directly related to the Transaction such as those incurred for printing, clerical work, telephone and telegraph, security underwriting and registration fees and expenses, transfer taxes, and transfer agent fees and expenses. The same term will not include any expense which, if paid, would prohibit the Transaction from being solely for voting shares of Acquiring Fund as described in Rev. Rul. 73-54, 1973-1 C.B. 187. Examples of such prohibited expenses are fees incurred for investment or estate planning advice and those incurred by an individual shareholder, or group of shareholders, for legal, accounting or investment advice or counsel pertaining to participation in, or action with respect to, the Transaction.

(m) There will be no intercorporate indebtedness existing at the time of the Transaction between Acquiring Fund and Target Fund that will have been issued, acquired, or settled at a discount.

(n) The fair market value of the assets of Target Fund transferred to Acquiring Fund will equal or exceed the sum of the liabilities assumed by Acquiring Fund plus the amount of liabilities, if any, to which the transferred assets are subject.

(o) Each of Acquiring Fund and Target Fund has qualified, and will qualify at the time of the Transaction, as a regulated investment company within the meaning of Section 851 of the Code.

(p) Neither Acquiring Fund nor Target Fund will not have acquired any options, warrants, or rights with respect to Target Fund shares pursuant to the Transaction.

(q) Target Fund is not and will not be under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(r) Target Fund will have at the time of the Transaction no options, warrants or rights outstanding with respect to its shares. Target Fund will not have redeemed any options, warrants, or rights with respect to its shares pursuant to the Transaction.

(s) Target Fund has not filed an election pursuant to Notice 88-19, 1988-1 C.B. 486, to be subject to rules similar to the rules of Section 1374 of the Code with respect to any net built-in gain on any assets acquired from another corporation.

SCOPE OF OPINION

The opinions expressed herein are rendered only with respect to the specific matters discussed herein. We express no opinion with respect to any other federal or state income tax or legal aspect of the Transaction and no inference should be drawn with respect to any matter not expressly opined upon.

Our opinions are based upon the Facts and Assumptions and Representations set forth above. If any of the above-stated facts, assumptions, or Representations are not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions. In rendering our opinions, we are relying upon the relevant provisions of the Code, the regulations thereunder, and judicial and administrative interpretations thereof, all as of the date of this letter. However, all the foregoing authorities are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions that can be retroactive in effect and, therefore, could also affect our opinions. We assume no responsibility to update our opinions for any such change or modification. The opinions contained herein are not binding upon the Internal Revenue Service, any other tax authority or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.

To the best of our knowledge (including such due diligence as we have performed), our opinions are not based on unreasonable factual or legal assumptions (including assumptions as to future events) and we have not unreasonably relied on the Representations, statements, findings, or agreements of any person.

In connection with the rendering of these opinions we have reviewed the Registration Statement including the Plan. We have not made any independent investigation of these representations or the facts and circumstances involved in the Transaction discussed herein. We have not examined any agreement to determine whether it complies with applicable federal, state, or local law. We have assumed that all actions required to effect the Transaction are effectuated in accordance with applicable federal, state, and local law and the terms of any relevant agreements.

The opinions expressed herein are for the exclusive benefit of Target Fund, Acquiring Fund, and their respective shareholders and may not be relied upon for any other purpose, or used, circulated, quoted or relied upon by any other person or entity without our prior written consent.


OPINIONS

Based upon the FACTS AND ASSUMPTIONS and REPRESENTATIONS as set forth above, and subject to the conditions and limitations included in the portion of this letter entitled SCOPE OF OPINION, it is the opinion of KPMG that the following federal income tax consequences will result from the Transaction:

(1) The acquisition by Acquiring Fund of substantially all of the assets of Target Fund, solely in exchange for the Acquiring Fund shares and the assumption of the identified liabilities of Target Fund by Acquiring Fund, followed by the distribution by Target Fund of the shares of Acquiring Fund in complete liquidation to the shareholders of Target Fund in exchange for their Target Fund shares, will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code. Target Fund and Acquiring Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code

(2) Target Fund's shareholders will recognize no gain or loss solely on their receipt of voting shares of Acquiring Fund in exchange for the voting shares of Target Fund pursuant to the Transaction in accordance with
      Section 354(a)(1) of the Code.

(3) Target Fund will not recognize gain or loss on the transfer of all of its assets to Acquiring Fund solely in exchange for voting shares of Acquiring Fund and the assumption by Acquiring Fund of Target Fund liabilities pursuant to the Transaction in accordance Sections 357(a) and 361(a) of the Code.

(4) Target Fund will not recognize gain or loss on its distribution of voting shares of Acquiring Fund to its shareholders pursuant to the liquidation of Target Fund in accordance with Section 361(c) of the Code.

(5) Acquiring Fund will not recognize gain or loss on its acquisition of all of the assets of Target Fund solely in exchange for voting shares of Acquiring Fund and the assumption by Acquiring Fund of Target Fund's liabilities in accordance with Section 1032(a) of the Code.

(6) The basis of each of the voting shares of Acquiring Fund received by Target Fund's shareholders pursuant to the Transaction will equal the basis of the voting shares of Target Fund surrendered in exchange therefor in accordance with Section 358(a)(1) of the Code.

(7) The holding period of the voting shares of Acquiring Fund received by Target Fund's shareholders pursuant to the Transaction will include the period that the shareholders held the voting shares of Target Fund exchanged therefor, provided that the shareholder held such shares as a capital asset on the date of the Transaction in accordance with Section 1223(1) of the Code.

(8) Acquiring Fund's basis in the assets of Target Fund received pursuant to the Transaction will equal Target Fund's basis in the assets immediately before the Transaction in accordance with Section 362(b) of the Code.

(9) Acquiring Fund's holding period in Target Fund assets received pursuant to the Transaction will include the period during which Target Fund held the assets in accordance with Section 1223(2) of the Code.

(10) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, including the earnings and profits, or deficit in earnings and profits, of Target Fund as of the date of the Transaction. Acquiring Fund will take these items into account subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and applicable Regulations thereunder.


Very truly yours,

KPMG LLP




Jeffrey S. Sion
Managing Director